NEWS RELEASE

FOR IMMEDIATE RELEASE
Concentra Group Holdings Parent, Inc. Announces Results
For Its First Quarter Ended March 31, 2025, Cash Dividend, and Revised FY 2025 Guidance
ADDISON, TEXAS — May 7, 2025 — Concentra Group Holdings Parent, Inc. (“Concentra,” the “Company,” “we,” “us,” or “our”) (NYSE: CON), the nation’s largest provider of occupational health services, today announced results for its first quarter ended March 31, 2025, and the declaration of a cash dividend.
“Concentra reported a solid start to 2025 with strong revenue and Adjusted EBITDA growth in the first quarter. With a deep understanding of patient and client needs and market dynamics, we continue to execute on key drivers of growth and deliver a comparative market advantage. Maintaining this focus ensures we continue to achieve our strategic business objectives for the year,” said Keith Newton, Chief Executive Officer of Concentra.

Matt DiCanio, Concentra’s President & Chief Financial Officer, added, “We are very pleased with the organic and inorganic growth developments at the outset of 2025, including the first positive year-over-year growth in Employer Services visit volumes in several quarters. We successfully closed the Nova Medical Centers acquisition and launched three de novo centers in the first quarter, and in April signed a definitive agreement to acquire Pivot Onsite Innovations. We remain focused and confident in our ability to achieve an effective and efficient integration of these centers and businesses through our organizational design and operational efficiency, providing great momentum as we progress in 2025.”
First Quarter 2025 Highlights
•Revenue of $500.8 million, an increase of 7.1% from $467.6 million in Q1 2024
•Net income of $40.6 million, and earnings per common share of $0.30 in Q1 2025
•Adjusted earnings per common share of $0.32 in Q1 2025
•Adjusted EBITDA of $102.7 million, an increase of 6.8% from $96.1 million in Q1 2024
•Cash balance of $52.1 million and net leverage of 3.9x at the end of Q1 2025
•Patient Visits of 3,204,368, or 50,863 Visits per Day in the quarter, an increase in Visits per Day of 3.2% from Q1 2024
•Revenue per Visit of $146.94, an increase of 5.6% from $139.09 in Q1 2024
•Total occupational health centers of 627, compared to 547 at the end of Q1 2024
•Total onsite health clinics of 160, compared to 151 at the end of Q1 2024
First Quarter 2025 Financial Overview
For the first quarter ended March 31, 2025, revenue increased 7.1% to $500.8 million, compared to $467.6 million for the same quarter, prior year. Income from operations increased 6.4% to $80.3 million for the first quarter ended March 31, 2025, compared to $75.5 million for the same quarter, prior year. Net income was $40.6 million and earnings per common share was $0.30 for the first quarter ended March 31, 2025 compared to net income of $50.3 million and earnings per common share of $0.47, for the same quarter, prior year. Net income decreased due to higher interest expense from the IPO recapitalization. Adjusted earnings per common share was $0.32 for the first quarter ended March 31, 2025, compared to $0.49 for the same quarter, prior year. Adjusted EBITDA increased 6.8% to $102.7 million for the first quarter ended March 31, 2025, compared to $96.1 million for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VII of this release. The definition of adjusted earnings per share and a reconciliation of net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis are presented in table VIII of this release.

Balance Sheet
As of March 31, 2025, our balance sheet reflected cash of $52.1 million, total debt of $1,634.2 million and total assets of $2,729.2 million. Concentra’s net leverage ratio as of March 31, 2025 is 3.9x, which was in compliance with the financial covenant under our credit agreement. The Company is targeting a net leverage ratio of approximately 3.0x within 18-24 months.
Cash Flow
Cash flows provided by operating activities in the first quarter ended March 31, 2025 totaled $11.7 million compared to $44.6 million for the same quarter, prior year. The decline in year over year cash flow from operations is largely attributable to a $28.2 million increase in interest payments following the recapitalization of the Company in July 2024 in conjunction with Concentra’s IPO. During the first quarter ended March 31, 2025, cash flow from investing activity resulted in cash used of $294.7 million, including capital expenditures of $15.7 million and acquisition-related spend of $279.0 million. Cash flow from operations less cash flow from investing activity resulted in cash used of $283.1 million for the quarter. Cash flow from financing activity generated $151.9 million for the quarter, resulting in a decrease in cash of $131.1 million.
Nova Acquisition Closing
Effective March 1, 2025, the Company acquired Nova Medical Centers (“Nova”) for a purchase price of $265 million, subject to adjustment in accordance with the terms and conditions set forth in the equity purchase agreement.

Nova operates 67 occupational health centers in five states, providing workers’ compensation injury care services, physical therapy, drug and alcohol screening, and pre-employment physicals as part of their full suite of occupational health services. The process of integrating Nova into Concentra’s network of occupational health centers is off to a strong start, which will help us strengthen the delivery of quality care and exceptional service through greater access, while also resulting in accelerated innovation and enhanced outcomes for patients, customers and employers.

The transaction was financed using a combination $102.1 million of new debt financing under the Credit Agreement, $50.0 million of available borrowing capacity under our existing Revolving Credit Facility, and the remaining with cash on hand.
Debt Financing
On March 3, 2025, the Company completed an amendment to the Credit Agreement to increase our Revolving Credit Facility by $50.0 million from $400.0 million to $450.0 million. The interest rate for the Revolving Credit Facility has been reduced from Term SOFR plus 2.50% to Term SOFR plus 2.00%, subject to a leverage-based pricing grid. In addition, the amendment to the Credit Agreement also added new debt through an incremental term loan of $102.1 million, which provides an updated Term Loan of $950.0 million. The Term Loan interest rate has been reduced from Term SOFR plus 2.25% down to Term SOFR plus 2.00%, subject to a leverage-based pricing grid including 25-basis point step down at a net leverage ratio of ≤3.25x.
Pivot Onsite Innovations
On April 18, 2025, Concentra Health Services, Inc. (“CHS”), a wholly owned subsidiary of the Company, entered into an equity purchase agreement with Pivot Occupational Health, LLC to acquire all of the outstanding equity interests of Onsite Innovations, LLC (“Pivot Onsite Innovations”). The transaction values Pivot Onsite Innovations at $55 million, subject to adjustment in accordance with the terms and conditions set forth in the purchase agreement. The transaction is expected to close in the second quarter of 2025 and is subject to customary closing conditions set forth in the purchase agreement.
CHS currently expects to finance the announced transaction using a combination of cash on hand and available borrowing capacity under its existing revolving credit facility.
Pivot Onsite Innovations operates approximately 200 onsite health clinics at employer locations in over 40 states, providing occupational health, wellness, prevention, and performance services. When combined with Concentra’s current onsite health clinic footprint, the acquisition will enable the Company to expand to more than 350 onsite health clinics at employer worksites.
Dividend
On May 6, 2025, the Board of Directors declared a cash dividend of $0.0625 per share. The dividend will be payable May 29, 2025, to stockholders of record as of the close of business on May 20, 2025.
There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of the Board of Directors after taking into account various factors, including, but not limited to, the Company’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of indebtedness, and other factors the Board of Directors may deem to be relevant.
2025 Business Outlook
Concentra raised its financial guidance for 2025, based on strong Q1 results and additional development activity. For 2025, Concentra now expects to deliver the following results:

•Revenue in the range of $2.1 billion to $2.15 billion
•Adjusted EBITDA in the range of $415 million to $430 million
•Capital expenditures in the range of $80 million to $90 million (no change from initial guidance)
•Net leverage ratio of approximately 3.5x (no change from initial guidance)

A reconciliation of full year 2025 Adjusted EBITDA expectations to net income is presented in table IX of this release.
Company Overview
Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Our approximately 12,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care. We support the care of approximately 50,000 patients each day on average across 45 states at our 627 occupational health centers, 160 onsite health clinics at employer worksites, and Concentra Telemed as of March 31, 2025.
Conference Call
Concentra will host a conference call regarding its first quarter financial results and business outlook on Thursday May 8, 2025, at 9 a.m. Eastern Time. The conference call will be a live webcast and can be accessed via this Earnings Call Webcast Link or via Concentra’s website at https://ir.concentra.com. A replay of the webcast will be available shortly after the call at the same locations.
Participants may join the audio-only version of the webcast or participate in the question-and-answer session by calling:
Toll Free: 888-506-0062
International: 973-528-0011
Participant Access: All dial-in participants should ask to join the Concentra call.

* * * * *
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Concentra’s 2025 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•The frequency of work-related injuries and illnesses;
•The adverse changes to our relationships with employer customers, third-party payors, workers’ compensation provider networks or employer services networks;
•Changes to regulations, new interpretations of existing regulations, or violations of regulations;
•State fee schedule changes undertaken by state workers’ compensation boards or commissions and other third-party payors;
•Our ability to realize reimbursement increases at rates sufficient to keep pace with the inflation of our costs;
•Labor shortages, increased employee turnover or costs, and union activity could significantly increase our operating costs;
•Our ability to compete effectively with other occupational health centers, onsite health clinics at employer worksites, and healthcare providers;
•A security breach of our, or our third-party vendors’, information technology systems which may cause a violation of HIPAA and subject us to potential legal and reputational harm;
•Negative publicity which can result in increased governmental and regulatory scrutiny and possibly adverse regulatory changes;
•Significant legal actions could subject us to substantial uninsured liabilities;
•Litigation and other legal and regulatory proceedings in the course of our business that could adversely affect our business and financial statements;
•Insurance coverage may not be sufficient to cover losses we may incur;
•Acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities;
•Our exposure to additional risk due to our reliance on third parties in many aspects of our business;
•Compliance with applicable laws regarding the corporate practice of medicine and therapy and fee-splitting;
•Our facilities are subject to extensive federal and state laws and regulations relating to the privacy of individually identifiable information;
•Compliance with applicable data interoperability and information blocking rule;
•Facility licensure requirements in some states are costly and time-consuming, limiting or delaying our operations;
•Our ability to adequately protect and enforce our intellectual property and other proprietary rights;
•Adverse economic conditions in the U.S. or globally;
•Any negative impact on the global economy and capital markets resulting from other geopolitical tensions;
•The impact of impairment of our goodwill and other intangible assets;
•Our ability to maintain satisfactory credit ratings;

•The effects of the Separation on our business;
•Our ability to achieve the expected benefits of and successfully execute the Separation and related transactions;
•Restrictions on our business, potential tax and indemnification liabilities and substantial charges in connection with the Separation and related transactions;
•The negative impact of public threats such as a global pandemic or widespread outbreak of an infectious disease similar to the COVID-19 pandemic;
•The loss of key members of our management team;
•Our ability to attract and retain talented, highly skilled employees and a diverse workforce, and on the succession of our senior management;
•Climate change, or legal, regulatory or market measures to address climate change;
•Increasing scrutiny and rapidly evolving expectations from stakeholders regarding ESG matters;
•Changes in tax laws or exposures to additional tax liabilities; and
•Changes to United States tariff and import/export regulations and the impact on global economic conditions may have a negative effect on our business, financial condition and results of operations.
Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.
Investor inquiries:

Bill Chapman
Vice President, Strategy & Investor Relations
972-725-6488
ir@concentra.com
SOURCE: Concentra Group Holdings Parent, Inc.

I. Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2025 and 2024
(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2025	2024	% Change
Revenue	$500,752	$467,598	7.1%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	357,101	336,990	6.0
General and administrative, exclusive of depreciation and amortization(1)	46,713	36,909	26.6
Depreciation and amortization	16,619	18,485	(10.1)
Total costs and expenses	420,433	392,384	7.1
Other operating income	—	284	(100.0)
Income from operations	80,319	75,498	6.4
Other income and expense:
Loss on early retirement of debt	(875)	—	N/M
Interest expense	(25,548)	(111)	N/M
Interest expense on related party debt	—	(9,971)	N/M
Income before income taxes	53,896	65,416	(17.6)
Income tax expense	13,254	15,137	(12.4)
Net income	40,642	50,279	(19.2)
Less: net income attributable to non-controlling interests	1,731	1,323	30.8
Net income attributable to the Company	$38,911	$48,956	(20.5)%
Basic and diluted earnings per common share(2)	$0.30	$0.47
_____________________________________
(1)    Includes transaction services agreement fees of $3.7 million for the three months ended March 31, 2025, and shared service fees from a related party of $3.8 million for the three months ended March 31, 2024.
(2)    Refer to table II for calculation of earnings per common share.
N/M    Not meaningful

II. Earnings per Share
For the Three Months Ended March 31, 2025 and 2024
(In thousands, except per share amounts, unaudited)
As of March 31, 2025, the Company’s capital structure consists of common stock and unvested restricted stock. To calculate earnings per share (“EPS”) for the three months ended March 31, 2025, the Company applied the two-class method because its unvested restricted shares were participating securities.
As of March 31, 2024, the Company’s capital structure consists of common stock and there were no participating shares or securities outstanding.
The following table sets forth the net income attributable to the Company, its shares, and its participating shares:

	Basic and Diluted EPS
	Three Months Ended March 31,
	2025	2024
	(in thousands)
Net income	$40,642	$50,279
Less: net income attributable to non-controlling interests	1,731	1,323
Net income attributable to the Company	38,911	48,956
Less: distributed and undistributed income attributable to participating securities	455	—
Distributed and undistributed income attributable to common shares	$38,456	$48,956

The following table sets forth the computation of EPS. The Company applied the two-class method for the three months ended March 31, 2025.

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
	Net Income Attributable to the Company	Shares(1)	Basic and Diluted EPS	Net Income Attributable to the Company	Shares(1)	Basic and Diluted EPS
	(in thousands, except for per share amounts)
Common shares	$38,456	126,647	$0.30	$48,956	104,094	$0.47
Participating securities	455	1,500	$0.30	—	—	$—
Total Company	$38,911			$48,956
____________________________________________
(1)    Represents the weighted average shares outstanding during the period.

III. Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$52,109	$183,255
Accounts receivable	258,128	217,719
Prepaid income taxes	1,392	1,544
Other current assets	39,960	34,689
Total current assets	351,589	437,207
Operating lease right-of-use assets	463,032	435,595
Property and equipment, net	207,271	197,930
Goodwill	1,444,563	1,234,707
Other Identifiable intangible assets, net	249,788	204,725
Other assets	12,995	11,000
Total assets	$2,729,238	$2,521,164
LIABILITIES AND EQUITY
Current liabilities:
Current operating lease liabilities	$96,301	$75,442
Current portion of long-term debt and notes payable	15,758	10,093
Accounts payable	35,188	19,752
Dividends payable	8,010	—
Accrued and other liabilities	165,134	201,899
Total current liabilities	320,391	307,186
Non-current operating lease liabilities	405,914	396,914
Long-term debt, net of current portion	1,618,473	1,468,917
Non-current deferred tax liability	24,362	25,380
Other non-current liabilities	29,037	24,043
Total liabilities	2,398,177	2,222,440
Redeemable non-controlling interests	18,609	18,013
Stockholders’ equity:
Common stock, $0.01 par value, 700,000,000 shares authorized, 128,171,952 and 128,125,952 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1,282	1,281
Capital in excess of par	263,105	260,837
Retained earnings	44,454	13,553
Accumulated other comprehensive loss	(1,722)	—
Total stockholders’ equity	307,119	275,671
Non-controlling interests	5,333	5,040
Total equity	312,452	280,711
Total liabilities and equity	$2,729,238	$2,521,164

IV. Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2025 and 2024
(In thousands, unaudited)

	Three Months Ended March 31,
	2025	2024
Operating activities
Net income	$40,642	$50,279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,619	18,485
Loss on extinguishment of debt	51	—
(Gain) loss on sale of assets	(1)	43
Stock compensation expense	2,269	166
Amortization of debt discount and issuance costs	976	—
Deferred income taxes	(1,028)	(2,521)
Other	11	12
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(21,145)	(13,505)
Other current assets	(2,753)	(7,315)
Other assets	902	722
Accounts payable and accrued liabilities	(24,844)	(1,744)
Net cash provided by operating activities	11,699	44,622
Investing activities
Business combinations, net of cash acquired	(279,018)	(5,144)
Purchases of property and equipment	(15,732)	(17,231)
Proceeds from sale of assets	1	23
Net cash used in investing activities	(294,749)	(22,352)
Financing activities
Borrowings on revolving facilities	50,000	—
Borrowings from related party revolving promissory note	—	10,000
Payments on related party revolving promissory note	—	(10,000)
Proceeds from term loans, net of issuance costs	948,848	—
Payments on term loans	(847,875)	—
Borrowings of other debt	6,468	6,618
Principal payments on other debt	(4,695)	(2,276)
Distributions to and purchases of non-controlling interests	(842)	(1,543)
Distributions to Select	—	(6,891)
Net cash provided by (used in) financing activities	151,904	(4,092)
Net (decrease) increase in cash	(131,146)	18,178
Cash at beginning of period	183,255	31,374
Cash at end of period	$52,109	$49,552
Supplemental information
Cash paid for interest	$38,137	$9,958
Cash (refund received) paid for taxes	$(48)	$34

V. Key Statistics
For the Three Months Ended March 31, 2025 and 2024
(unaudited)

	Three Months Ended March 31,
	2025	2024
Facility Count
Number of occupational health centers—start of period	552	544
Number of occupational health centers acquired	72	2
Number of occupational health centers de novos	3	1
Number of occupational health centers closed/sold	—	—
Number of occupational health centers—end of period	627	547
Number of onsite health clinics operated—end of period	160	151

The following table sets forth operating statistics for our occupational health centers operating segment for the periods presented:
	Three Months Ended March 31,
	2025	2024	% Change
Number of patient visits
Workers’ compensation	1,444,880	1,433,084	0.8%
Employer services	1,696,412	1,659,291	2.2%
Consumer health	63,076	63,280	(0.3)%
Total	3,204,368	3,155,655	1.5%

Visits per day volume
Workers’ compensation	22,935	22,392	2.4%
Employer services	26,927	25,926	3.9%
Consumer health	1,001	989	1.2%
Total	50,863	49,307	3.2%

Revenue per visit(1)
Workers’ compensation	$209.09	$195.29	7.1%
Employer services	94.40	90.84	3.9%
Consumer health	136.52	131.57	3.8%
Total	$146.94	$139.09	5.6%

Business days(2)	63	64
_____________________________________
(1)    Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated as total patient revenue divided by total patient visits. Revenue per visit as reported includes only the revenue and patient visits in our occupational health centers segment and does not include our onsite health clinics or other businesses segments.
(2)    Represents the number of days in which normal business operations were conducted during the periods presented.

VI. Disaggregated Revenue
For the Three Months Ended March 31, 2025 and 2024
(In thousands, unaudited)
The following table disaggregates the Company’s revenue for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Occupational health centers:
Workers' compensation	$302,107	$279,866
Employer services	160,140	150,735
Consumer health	8,611	8,326
Other occupational health center revenue	2,064	2,145
Total occupational health center revenue	472,922	441,072
Onsite health clinics	16,550	15,857
Other	11,280	10,669
Total revenue	$500,752	$467,598

VII. Net Income to Adjusted EBITDA Reconciliation
For the Three Months Ended March 31, 2025 and 2024
(In thousands, unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures that we believe provide useful insight into the underlying performance of our business by excluding items that may obscure trends in our core operating results. These metrics are not intended to be substitutes for GAAP measures such as net income and may differ from similarly titled metrics supported by other companies. We use these non-GAAP measures internally for budgeting, forecasting, and evaluating performance. Investors should consider these measures in addition to, and not as a replacement for, GAAP results reported in our financial statements.
Adjusted EBITDA is a supplemental measure that we believe offers a clearer view of business performance by excluding items that do not reflect the core operations of the Company. We define adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, stock-based compensation expense, acquisition related costs, gains or losses on early retirement of debt, separation transaction costs, gains or losses on the sale of businesses, and equity in earnings or losses from unconsolidated subsidiaries. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. This margin helps assess the efficiency of our operations on a normalized basis.
The following table reconciles net income to Adjusted EBITDA and net income margin to Adjusted EBITDA margin and should be referenced when we discuss Adjusted EBITDA and Adjusted EBITDA margin.

	Three Months Ended March 31,
	2025		2024
($ in thousands)	Amount	% of Revenue	Amount	% of Revenue
Reconciliation of Adjusted EBITDA:
Net income	$40,642	8.1%	$50,279	10.8%
Add (Subtract):
Income tax expense	13,254	2.6	15,137	3.2
Interest expense	25,548	5.1	111	—
Interest expense on related party debt	—	—	9,971	2.1
Loss on early retirement of debt	875	0.2	—	—
Stock compensation expense	2,269	0.5	166	—
Depreciation and amortization	16,619	3.3	18,485	4.0
Separation transaction costs(1)	315	0.1	1,993	0.5
Nova acquisition costs	3,137	0.6	—	—
Adjusted EBITDA	$102,659	20.5%	$96,142	20.6%
_____________________________________
(1)    Separation transaction costs represent non-recurring incremental consulting, legal, audit-related fees, and system implementation costs incurred in connection with the Company’s separation into a new, publicly traded company and are included within general and administrative expenses on the condensed consolidated statements of operations.

VIII. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share
For the Three Months Ended March 31, 2025 and 2024
(In thousands, except per share amounts, unaudited)
Adjusted Net Income Attributable to Common Shares and Adjusted Earnings per Common Share are used by management to provide useful insight into the underlying performance of our business in each of our operating segments. Adjusted Net Income Attributable to Common Shares and Adjusted Earnings per Common Share are not measures of financial performance under U.S. GAAP and are not intended to be substitutes for U.S. GAAP measures such as net income or earnings per common share. These metrics may differ from similarly titled metrics supported by other companies. Concentra believes that the presentation of Adjusted Net Income Attributable to Common Shares and Adjusted Earnings per Common Share are important to investors because they are reflective of the financial performance of Concentra’s ongoing operations and provide better comparability of its results of operations between periods. Investors should consider these measures in addition to, and not as a replacement for, U.S. GAAP results reported in our financial statements.
We define Adjusted Net Income Attributable to Common Shares as net income attributable to common shares, excluding gain (loss) on early retirement of debt, separation transaction costs, acquisition costs, gain (loss) on sale of businesses, and other non-recurring costs not directly tied to operating performance. We define Adjusted Earnings per Common Share as the Adjusted Net Income Attributable to Common Shares divided by the diluted weighted average common shares outstanding.
The following table reconciles net income attributable to common shares and earnings per common share on a fully diluted basis to Adjusted Net Income Attributable to Common Shares and Adjusted Earnings per Common Share on a fully diluted basis.

	Three Months Ended March 31,
($ in thousands, except per share amounts)	2025	Per Share(1)	2024	Per Share(1)
Reconciliation of Adjusted Net Income Attributable to Common Shares:
Net income attributable to common shares(1)	$38,456	$0.30	$48,956	$0.47
Adjustments:(2)
Loss on early retirement of debt	865	0.01	—	—
Separation transaction costs(3)	311	—	1,993	0.02
Nova acquisition costs	3,100	0.02	—	—
Total additions, net	$4,276	$0.03	$1,993	$0.02
Less: tax effect of adjustments(4)	(1,052)	(0.01)	(460)	—
Adjusted Net Income Attributable to Common Shares	$41,680	$0.32	$50,489	$0.49

Weighted average common shares outstanding - diluted		126,647		104,094
_____________________________________
(1)    Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding in table II.
(2)    Reflects the common shares allocation of the adjustments.
(3)    Separation transaction costs represent non-recurring incremental consulting, legal, audit-related fees, and system implementation costs incurred in connection with the Company’s separation into a new, publicly traded company and are included within general and administrative expenses on the condensed consolidated statements of operations.
(4)    Tax impact is calculated using the annual effective tax rate, excluding discrete costs and benefits.

IX. 2025 Net Income to Adjusted EBITDA Reconciliation
Business Outlook for the Year Ending December 31, 2025
(In millions, unaudited)
The following is a reconciliation of full year 2025 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to tables VII for discussion of Concentra's use of Adjusted EBITDA in evaluating financial performance and for the definition of Adjusted EBITDA. Each item presented in the below table is an estimation of full year 2025 expectations.

	Range
($ in millions)	Low	High
Net income attributable to the Company	$162	$173
Net income attributable to non-controlling interests	6	6
Net income	$168	$179
Income tax expense	56	60
Interest expense	108	108
Stock compensation expense	10	10
Depreciation and amortization	69	69
Nova acquisition costs	4	4
Adjusted EBITDA	$415	$430